Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of agilon health, inc. for the sale of up to 194,611,308 shares of its common stock and to the incorporation by reference therein of our reports dated March 1, 2023, with respect to the consolidated financial statements (including the financial statement schedule appearing therein) of agilon health, inc., and the effectiveness of internal control over financial reporting of agilon health, inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

May 12, 2023